Exhibit 99

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Announces Retirement of CFO David Grace

Peabody, Mass.-(BUSINESS WIRE)-June 27, 2012 —Beacon Roofing Supply, Inc. (NASDAQ: BECN) (“Beacon” or the “Company”) announced today that its Executive Vice President and Chief Financial Officer, David R. Grace, will retire effective January 1, 2013 for health reasons. A nationally recognized executive recruiting firm is conducting a search for his successor. Mr. Grace will remain in his current role until a new CFO is named and has also agreed to devote as much time as necessary to ensure a seamless transition.

Mr. Grace graduated with an accounting degree from Bentley College in Waltham, Massachusetts. He has been the leader of Beacon’s financial organization and also oversees information technology and investor relations. Mr. Grace joined the Company as an accountant in 1987, when Beacon operated three branches, and served in positions of increasing responsibility until he was named CFO in 1997. He was most recently promoted to Executive Vice President on January 1, 2011.

Paul Isabella, the Company’s President & Chief Executive Officer, stated: “Throughout his 25-plus years of service to Beacon, Dave has been a key part of the Company’s tremendous growth and success, including the completion of our 2004 IPO, a secondary offering in 2005, and many debt financings and acquisitions. He has built strong finance and IT teams and a disciplined financial culture that will serve the Company well in the years ahead. Although we certainly will miss Dave’s leadership and guidance, we understand and appreciate his decision that his health and family are his main focus at this time. We are grateful that Dave will continue to lead his departments until we transition to his successor. We wish Dave a long, enjoyable, and healthy retirement and thank him for his many years of service to Beacon.”

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 199 branches in 38 states in the United States and across Canada.

SOURCE: Beacon Roofing Supply

Beacon Roofing Supply, Inc.

David Grace, 978-535-7668 x14

dgrace@beaconroofingsupply.com

Forward-Looking Statements: This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.